Exhibit 99.1
For Additional Information:
CytRx Corporation
CEOcast, Inc.
Dan Schustack
dschustack@ceocast.com
212-732-4300
CytRx Names Mitchell K. Fogelman Chief Financial Officer
LOS ANGELES (September 12, 2007) — CytRx Corporation’s (NASDAQ: CYTR), a biopharmaceutical company engaged in the development and commercialization of human therapeutics, today announced the appointment of Mitchell K. Fogelman as Chief Financial Officer, effective immediately, replacing Matthew Natalizio, who plans to pursue other opportunities.
“Mitch is a highly-accomplished senior financial executive with proven leadership and managerial skills in a public company environment. He brings a full breadth of financial operations expertise, as well as proven capabilities in developing and implementing strategic plans. His energetic, team-oriented, hands-on approach makes him an ideal fit with our corporate culture and I am delighted to welcome him to CytRx,” said CytRx President and CEO Steven A. Kriegsman. “I would like to thank Matt for his service to CytRx during a highly productive period in which we instigated our clinical program in ALS and laid the groundwork for clinical trials in large market opportunities in the treatment of patients with stroke and diabetic foot ulcers.”
Mr. Fogelman stated, “I am excited to join the highly-dedicated CytRx team at this very exciting time as preparations are underway to move forward with the clinical development of important new treatments for patients afflicted with devastating medical conditions.”

Mr. Fogelman has more than 30 years of financial and accounting experience. During the past 25 years, he served with International Aluminum Corporation, a former NYSE-traded, $300 million manufacturer of industrial products, which was taken private in early 2007. Most recently, he served as International Aluminum Corporation’s Senior Vice President-Finance and Administration, Chief Financial Officer and Corporate Secretary, where he worked with senior management to develop and execute a plan to improve the financial positioning of the company in an adverse business environment and to execute the sale of the company with a focus on maximizing shareholder value. Mr. Fogelman previously served as Senior Manager at PricewaterhouseCoopers LLP in Los Angeles, CA.
Mr. Fogelman received an M.B.A. and B.A. from the University of California, Los Angeles (UCLA). He is a certified public accountant in the State of California.
About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company engaged in the development of high-value human therapeutics. The Company owns three clinical-stage compounds based on its small molecule “molecular chaperone” co-induction technology. In September 2006, CytRx announced that arimoclomol was shown to be safe and well tolerated at all three doses tested in its Phase IIa clinical trial in patients with ALS. The Company plans to enter a Phase IIb clinical trial with arimoclomol in ALS in 2007, subject to FDA clearance. The FDA has granted Fast Track designation and Orphan Drug status to arimoclomol for the treatment of ALS, which has also been granted orphan medicinal product status for the treatment of ALS by the European Commission. The Company has announced plans to commence a Phase II clinical trial for arimoclomol in stroke recovery in the first half of 2008, subject to FDA clearance. The Company has also announced plans to commence a Phase II clinical trial with its next drug candidate, iroxanadine, for diabetic foot ulcers in the first half of 2008, subject to FDA clearance. CytRx has recently opened a research and development facility in San Diego. For more information on the Company, visit www.cytrx.com.
About RXi Pharmaceuticals Corporation
Worcester, Massachusetts-based RXi Pharmaceuticals Corporation, a majority-owned subsidiary of CytRx, is a biopharmaceutical research and development company that focuses on developing RNAi-based therapeutics for the treatment of human disease. RXi’s initial focus is on neurodegenerative diseases, oncology, type 2 diabetes and obesity. RXi has licenses to a diverse series of early patents and patent applications that were filed from 1998 to 2006 in the areas of RNAi target sequences, RNAi chemistry and RNAi delivery. The Company was founded by CytRx and RNAi pioneers Craig Mello, Ph.D., 2006 Nobel Laureate for discovering RNAi and inventing RNAi therapeutics; Tariq M. Rana, Ph.D., inventor of fundamental technology for stabilizing RNAi and of RNAi nanotransporters; Greg Hannon, Ph.D., discoverer of RNAi mechanism (RISC) and short hairpin RNAi (shRNAi); and Michael Czech, Ph.D., a leader in the application of RNAi to diabetes and obesity. RXi’s CEO, Tod Woolf, Ph.D., previously co-invented and commercialized STEALTH™ RNAi, one of the most widely used second-generation RNAi research products. For more information on RXi, please visit www.rxipharmaceuticals.com.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties described in CytRx’s most recently filed SEC documents, such as its most recent annual report on Form 10-K and any current reports on Form 8-K filed since the date of the last Form 10-K. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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